Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Equity Incentive Plan, the 2010 Equity Incentive Plan, the 2013 Omnibus Incentive Plan and the 2013 Employee Stock Purchase Plan of Five Prime Therapeutics, Inc. of our report dated June 14, 2013 (except for Note 12, as to which the date is September 3, 2013), with respect to the financial statements of Five Prime Therapeutics, Inc. included in its Registration Statement (Form S-1 No.333-190194), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

October 10, 2013